CONTACT:
U.S. Physical Therapy, Inc.
Jason Curtis, Interim Chief Financial Officer
email: jcurtis@usph.com
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

Exhibit 99.1

U.S. Physical Therapy Announces CFO

Houston, TX, August 14, 2026 – U.S. Physical Therapy, Inc. (“USPH” or the “Company”) (NYSE, NYSE Texas: USPH), a national operator of outpatient physical therapy clinics and provider of industrial injury prevention services (“IIP”), today announced that Nchacha Etta will serve as the Company’s Executive Vice President and Chief Financial Officer, effective as of September 1, 2026.  Jason Curtis, the Company’s Senior Vice President, Finance and Accounting, served as Interim CFO since April 24, 2026.

Mr. Etta brings significant experience, most recently serving as Executive Vice President and Chief Financial Officer of Omnicell, Inc. (OMCL), a global healthcare and medical technology company, where he oversaw the company’s global finance, information technology, investor relations strategies, from 2023 to 2025, and Senior Vice President and Chief Financial Officer for Essilor of America, Inc., a subsidiary of EssilorLuxottica SA, from 2019 through 2022.  Before those roles, Mr. Etta served as the Worldwide Vice President and Chief Financial Officer of Johnson & Johnson Vision from 2015 to 2019, and for the previous nine years, he held various senior finance roles at The Coca-Cola Company. Earlier in his career, Mr. Etta worked at Microsoft Corporation, Eli Lilly & Company and The Carlyle Group. Mr. Etta received a Bachelor of Science degree in Accounting from George Mason University, and an MBA in Finance from Howard University. He has served as member of the board of directors of KBR, Inc. since 2024 and is a member of its Audit Committee and Sustainability, Technology and Cybersecurity Committee.

“We are excited to welcome Nchacha to our USPH family as our Executive Vice President and Chief Financial Officer following a very comprehensive search,” said Chris Reading, the Company’s Chief Executive Officer.  “Nchacha has a long and proven track record as a public company CFO and senior finance executive for major corporations. In addition to his experience, which is significant, he will be a great cultural fit for us and embodies the servant leadership that we look for in our senior executives.  Nchacha has established himself as a person of great character and integrity and our team is looking forward to helping him to settle into his new role with us beginning in September.”

Mr. Reading continued, “We also are grateful for the continued support from Jason Curtis, our SVP for Finance and Accounting, who stepped up to serve as our Interim CFO during this search process, and will continue to help lead our finance organization in his role as SVP.”

ABOUT U.S. PHYSICAL THERAPY, INC.

Founded in 1990, U.S. Physical Therapy, Inc. owns and/or manages 796 outpatient physical therapy locations in 45 states. USPH locations provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. USPH also has an industrial injury prevention business which provides onsite services for clients’ employees including injury prevention and rehabilitation, performance optimization, post-offer employment testing, functional capacity evaluations, and ergonomic assessments.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.